EXHIBIT 99.1

Milacron’s Earns $.65 Per Share in 4th Quarter; EPS up 9% in 2000

Company Sees Soft Start in 2001, Pickup in Second Half

CINCINNATI, OHIO, January 31, 2001...Milacron Inc. (NYSE: MZ) today reported lower sales in the fourth quarter but a 7% increase in net earnings per share, which were helped by a more favorable tax rate and recent share repurchases. For the year 2000, the company posted a 9% earnings per share improvement and expects continued growth in 2001 as a whole despite anticipated economic sluggishness in the first half.

Fourth Quarter 2000

Sales in the fourth quarter of 2000 were $389 million, compared to $439 in 1999, which included $24 million from businesses divested in the last twelve months. New orders were $372 million, down from $418 million a year ago, which included $22 million from divested businesses. Adjusting for all recent acquisitions and divestitures, sales and new orders declined 6% from the year-ago quarter, almost entirely due to adverse currency translation effects, primarily the strong dollar in relation to the weak euro.

Net earnings of $22.0 million were helped by a favorable $3.9 million resolution in the quarter of certain tax issues but were held back by higher energy prices, sluggish industrial markets, and cutbacks in auto production. In the fourth quarter of 1999, Milacron had net earnings of $22.3 million, including two nonrecurring items – a restructuring charge and a gain on a divestiture – which, combined, reduced net earnings by $0.8 million. With 8% fewer shares outstanding, Milacron earned $.65 per share (diluted) in the fourth quarter of 2000, compared to $.61 in the year-ago quarter, or $.63 excluding one-time items.

“Most of our operations performed well in the quarter, adapting to difficult market conditions in North America,” said Ronald D. Brown, president and chief operating officer. “Net cash from operating activities increased 30% to $46 million, with improvements in working capital through reduced inventory levels. We benefited significantly from our restructuring efforts of the past several quarters, which helped offset, to some degree, the negative impact of spiking energy prices, cutbacks in U.S. auto production, and slowness in certain industrial sectors,” he said.

Year 2000

For the year 2000, Milacron’s sales were $1.584 billion compared to $1.625 billion in 1999, while new orders were $1.553 billion versus $1.609 billion. Businesses divested in the last twelve months accounted for about $70 million in sales and $67 million in orders in 1999. Adjusting for all recent acquisitions and divestitures, Milacron’s sales in 2000 rose by 1% and new orders were even with 1999.

In addition, currency translation reduced 2000 sales by $76 million and orders by $60 million compared to 1999.

2000 net earnings of $72.3 million included, on an after-tax basis, restructuring costs of $1.9 million and a gain on the sale of a business of $0.8 million and were up 3% from $70.1 million in 1999, which included $10.9 million in restructuring charges and a $10.1 million gain from a divestiture. On a diluted per-share basis, Milacron earned $2.06 in 2000, including $.05 in restructuring costs and a gain of $.02 from the divestiture. This represented a 9% improvement over 1999 net earnings of $1.89 per share (diluted), which included a $.02 per share loss from the combination of one-time items. The company’s stock buyback program reduced the weighted average number of common shares outstanding in 2000 by 5%. Operating cash flow (EBITDA) excluding nonrecurring items rose slightly in 2000 to $200 million from $198 million in 1999, and net cash provided by operating activities improved by $6 million.

“Overall, 2000 was a very challenging but successful year for us,” Brown said. “During the year, we completed two acquisitions for our plastics technologies business, supporting our strategy to become the clear global leader in plastics processing. We introduced a great number of new products that are helping us now and will benefit us even more in an upturn. We also completed our ambitious restructuring program to streamline overhead and we improved profitability in many of our operations. Hampered by higher energy prices and lower car production, however, a weak fourth quarter prevented us from having a banner year,” he said.

Share Repurchase and Debt Reduction

Following the board of directors’ authorization in February, 2000, to buy back up to four million shares, or about 11%, of the outstanding common stock, Milacron repurchased over a million shares in the fourth quarter. In 2000, under the repurchase program, Milacron bought back approximately 3.3 million shares of its common stock, while reducing total debt by $46 million, and lowering the debt-to-capital ratio by two percentage points to 50%, which is within the company’s targeted range.

Segment Results

Plastics Technologies – Fourth Quarter Sales were $222 million versus $250 million in the year-ago quarter, while orders of $203 million compared to $231 million. The shortfall was partly the result of the divestiture of the group’s European extrusion systems business, which had sales of $16 million and orders of $17 million in the fourth quarter of 1999. Adjusting for all acquisitions and divestitures, the group’s sales and orders were off 6%. Adverse currency translation reduced reported sales and orders by $11 million and $10 million respectively. Operating earnings of $22.8 million declined from $27.7 million a year ago, primarily as a result of losses in the European blow molding systems business. As a percent of sales, operating earnings were 10.3% compared to 11.1% a year ago.

Plastics Technologies – Year 2000 Sales in 2000 were $874 million, compared $904 million in 1999, while orders were $835 million, down from $897 million a year ago. The decreases stemmed in part from the divestiture of the European extrusion systems business, which had sales and orders of approximately $62 million in 1999. Adjusting for all acquisitions and divestitures, the group’s sales rose 3%, while orders fell 1% from the prior year. In addition, currency translation reduced the group’s reported sales by $32 million and orders by $25 million compared to 1999. The group’s operating earnings of $97.0 million represented a 9% increase over 1999. As a percent of sales, earnings improved to 11.1% from 9.9% a year ago.

Metalworking Technologies – Fourth Quarter Sales in the quarter were $167 million versus $189 million a year earlier. New orders were $169 million compared to $187 million. The group’s European industrial magnet business, sold at the end of the third quarter, contributed $7 million in sales and $5 million in orders to the fourth quarter of 1999. Adverse currency translation reduced the group’s reported sales and orders in the most recent quarter by $15 million and $13 million respectively. Operating earnings were $21.1 million, down from $22.2 million a year ago but improved as a percent of sales to 12.6% versus 11.8%. In North America, profitability held up in the insert tool business, rose considerably in round tools but fell in grinding wheels and metalworking fluids, in large part due to higher raw material prices. In Europe, improved earnings in insert tools offset declines in metalworking fluid profits.

Metalworking Technologies – Year 2000 The group posted sales of $710 million compared to $721 million in 1999, while orders were $717 million versus $712 million. Overall, currency translation reduced 2000 reported sales by $43 million and orders by $35 million compared to 1999. Operating earnings for the year were $70.7 million, or 10.0% of sales, down 3% from $72.8 million, or 10.1% of sales, a year ago.

Milacron Inc. (NYSE: MZ) is a world leader in plastics processing and metalworking technologies with major manufacturing facilities in North America, Europe and India and 11,000 employees worldwide. Plastics technologies include injection molding machines, blow molding equipment, extrusion systems and wear items, mold bases, mold-making equipment and mold components, as well as aftermarket and MRO (maintenance, repair and operating) parts and services. Metalworking technologies include carbide metalcutting inserts, insert holders, carbide and high-speed steel round tools, metalworking fluids, chemical and tool management services, precision grinding wheels and carbide wear parts. For further information, visit the company’s web site, www.milacron.com, or call the toll-free investor hot line: 800-909-MILA (800-909-6452).

Milacron Inc. and Subsidiaries (In millions)			Fourth Quarter 2000
Segment and Supplemental Information
	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2000	1999	2000	1999

Plastics Technologies
Sales	$221.8	$250.0	$873.8	$904.2
Operating cash flow (a)	30.1	35.4	127.8	122.6
Segment earnings	22.8	27.7	97.0	89.3
Percent of sales	10.3%	11.1%	11.1%	9.9%
New orders	203.1	231.3	835.3	896.8

Metalworking Technologies
Sales	$167.0	$188.7	$710.4	$720.5
Operating cash flow (a)	27.4	28.8	97.7	98.1
Segment earnings	21.1	22.2	70.7	72.8
Percent of sales	12.6%	11.8%	10.0%	10.1%
New orders	168.6	186.6	717.3	711.8

Total Continuing Operations
Sales	$388.8	$438.7	$1,584.2	$1,624.7
Operating cash flow (a)	50.4	57.6	199.8	198.4
Segment earnings	43.9	49.9	167.7	162.1
Restructuring costs (b)	(0.6)	(16.2)	(2.7)	(16.2)
Gain on divestitures of businesses (c)	—	13.1	1.5	13.1
Corporate expenses	(5.0)	(5.3)	(18.7)	(16.5)
Other unallocated expenses (d)	(2.2)	(1.5)	(7.6)	(5.4)

Operating earnings	36.1	40.0	140.2	137.1
Percent of sales	9.3%	9.1%	8.8%	8.4%
New orders	371.7	417.9	1,552.6	1,608.6
Ending backlog	181.3	242.9	181.3	242.9

(a)	Represents EBITDA (earnings before interest, income taxes, depreciation and amortization).
(b)	Represents cost to improve operating efficiency and strengthen synergies with recently acquired businesses.
(c)	Represents gains on the sales of the company's industrial magnets business in 2000 and European extrusion machinery business in 1999.
(d)	Includes financing costs related to the sale of accounts receivable.

Milacron Inc. and Subsidiaries (In millions, except per-share data)		Fourth Quarter 2000
Consolidated Earnings
	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2000	1999	2000	1999

Sales	$388.8	$438.7	$1,584.2	$1,624.7
Cost of products sold	289.0	324.0	1,174.1	1,201.6

Manufacturing margins	99.8	114.7	410.1	423.1

Percent of sales	25.7%	26.1%	25.9%	26.0%

Other costs and expenses
Selling and administrative	63.6	69.8	262.9	272.9
Restructuring costs (a)	0.6	16.2	2.7	16.2
Gains on divestitures of businesses (b)	—	(13.1)	(1.5)	(13.1)
Other-net	(0.5)	1.8	5.8	10.0

Total other costs and expenses	63.7	74.7	269.9	286.0

Percent of sales	16.4%	17.0%	17.0%	17.6%

Operating earnings	36.1	40.0	140.2	137.1
Percent of sales	9.3%	9.1%	8.8%	8.4%
Interest expense-net of interest income	(9.9)	(10.1)	(39.5)	(38.2)

Earnings before income taxes and minority shareholders' interest	26.2	29.9	100.7	98.9
Provision for income taxes	2.3	6.6	25.4	26.4

Earnings before minority shareholders' interests	23.9	23.3	75.3	72.5
Minority shareholders' interests	1.9	1.0	3.0	2.4

Net earnings	$22.0	$22.3	$72.3	$70.1

Earnings per common share
Basic	$0.65	$0.61	$2.06	$1.90

Diluted	$0.65	$0.61	$2.06	$1.89

(a)	Represents restructuring costs ($.5 million after tax, or $.01 per share, for the fourth quarter and $1.9 million after tax, or $.05 per share, in 2000 and $10.9 million after tax, or $.29 per share, in 1999) related to initiatives announced in 1999 to improve operating efficiency and strenthen synergies with recently acquired businesses and to consolidate Uniloy's European operations.
(b)	Represents gains of $.8 million after tax, or $.02 per share, in 2000 on the sale of the company's industrial magnets business and $10.1 million after tax, or $.27 per share, in 1999 on the sale of the company's European extrusion machinery business.

Note: These statements are unaudited

Milacron Inc. and Subsidiaries		Fourth Quarter 2000

	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2000	1999	2000	1999

Sales	$388,803,000	$438,745,000	$1,584,204,000	$1,624,746,000

Net earnings (a)	22,000,000	22,304,000	72,346,000	70,080,000
Per Share
Basic	0.65	0.61	2.06	1.90
Diluted	0.65	0.61	2.06	1.89
Common shares
Weighted average outstanding for basic EPS	33,600,000	36,632,000	34,935,000	36,847,000
Weighted average outstanding for diluted EPS	33,724,000	36,764,000	35,046,000	37,049,000
Outstanding at quarter end	33,346,000	36,808,000	33,346,000	36,808,000

(a)	Includes after tax restructuring costs of $.5 million, or $.01 per share, for the fourth quarter of 2000 and $1.9 million, or $.05 per share, for the year and $10.9 million, or $.29 per share, for the fourth quarter of 1999 and for the year. Also, includes after tax gains on sales of businesses of $.8 million, or $.02 per share, for the year 2000 and $10.1 million, or $.27 per share, for the fourth quarter of 1999 and for the year.

Milacron Inc. and Subsidiaries (In millions)	Fourth Quarter 2000
Consolidated Balance sheets
	December 31, 2000	December 31, 1999

Assets
Cash and cash equivalents	$41.2	$81.3
Notes and accounts receivable-net	199.5	217.3
Inventories	367.1	373.4
Other current assets	48.2	45.6
Property, plant and equipment-net	305.5	323.2
Other noncurrent assets	503.4	495.9

Total assets	$1,464.9	$1,536.7

Liabilities and shareholders' equity
Bank Borrowings and current portion of long-term debt	$94.0	$224.7
Trade accounts payable and advance billings and deposits	153.2	159.5
Other current liabilities	158.9	172.7
Long-term accrued liabilities	191.8	190.8
Long-term debt	382.6	298.1
Shareholders' equity	484.4	490.9

Total liabilites and shareholders' equity	$1,464.9	$1,536.7

Consolidated Cash Flows
	Quarter Ended		Year Ended

	December 31,	December 31,	December 31,	December 31,
	2000	1999	2000	1999

Increase (decrease) in cash and cash equivalents Operating activities cash flows
Net earnings	$22.0	$22.3	$72.3	$70.1
Depreciation and amortization	13.8	14.6	58.4	58.3
Gains on divestitures of businesses	—	(13.1)	(1.5)	(13.1)
Restructuring costs	—	16.2	—	16.2
Working capital changes
Notes and accounts receivable	5.6	(15.5)	6.3	(19.0)
Inventories	9.0	9.5	(14.5)	(9.9)
Other current assets	(0.7)	2.3	(7.9)	(2.6)
Trade accounts payable and other current liabilities	(4.3)	(9.5)	(11.9)	(13.9)
Deferred income taxes and other-net	1.0	9.0	(5.4)	3.3

Net cash provided by operating activities	46.4	35.8	95.8	89.4

Investing activities cash flows
Capital expenditures	(19.4)	(11.2)	(47.0)	(47.3)
Divestitures	—	39.6	11.2	49.2
Acquisitions	(2.9)	(0.2)	(7.0)	(47.0)
Disposals of property, plant and equipment	6.0	2.8	10.0	5.9

Net cash provided (used) by investing activities	(16.3)	31.0	(32.8)	(39.2)

Financing activities cash flows
Dividends paid	(4.1)	(4.5)	(17.0)	(18.1)
Issuance of long-term debt	5.3	2.0	115.4	2.0
Repayments of long-term debt	(1.0)	(1.2)	(146.1)	(6.3)
Increase (decrease) in bank borrowings	0.7	(19.5)	(5.2)	28.3
Net purchases of treasury and other common shares	(17.1)	(3.2)	(48.4)	(21.9)

Net cash used by financing activities	(16.2)	(26.4)	(101.3)	(16.0)

Effect of exchange rate fluctuations on cash and cash equivalents	0.1	(0.3)	(1.8)	(1.8)

Increase (decrease) in cash and cash equivalents	14.0	40.1	(40.1)	32.4
Cash and cash equivalents at beginning of period	27.2	41.2	81.3	48.9

Cash and cash equivalents at end of period	$41.2	$81.3	$41.2	$81.3

Note: These statements are unaudited.

The forward-looking statements above by their nature involve risks and uncertainties that could significantly impact operations, markets, products and expected results. For further information please refer to the Cautionary Statement included in Item 2 of the company’s most recent Form 10-Q, on file with the Securities and Exchange Commission.